As filed with the Securities and Exchange Commission on April 2, 2003
Registration No. 333-________
SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 FORM S-3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 BARNES GROUP INC. (Exact name of registrant as specified in charter)
Delaware (State or other jurisdiction of incorporation or organization)	06-0247840 (I.R.S. Employer Identification No.)
123 Main Street Bristol, Connecticut 06010-0489 (860) 583-7070 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Signe S. Gates, Esq.
Senior Vice President, General
Counsel and Secretary
Barnes Group Inc.
123 Main Street
Bristol, Connecticut 06010-0489
Phone: (860) 583-7070/Facsimile: (860) 585-5396
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
 Roger W. Byrd, Esq.
Nixon Peabody LLP
1300 Clinton Square
Rochester, New York 14604
Phone: (585) 263-1000/Facsimile: (585) 263-1600
Approximate date of commencement of proposed sale to public:
From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_| _______________
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _______________
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Primary Offering: Common Stock Preferred Stock Debt Securities Warrants Total(2)	$150,000,000(3)	100%	$150,000,000(3)	$12,135(4)
Secondary Offering: Common Stock(5)	923,506 shares	$20.86(6)	$19,264,335(6)	$1,558(7)

Footnotes on next page

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

(1)	Estimated solely for the purpose of calculating the registration fee. The proposed maximum initial offering price per security will be determined, from time to time, by the registrant or the selling stockholder in connection with the sale by the registrant or the selling stockholder of the securities registered under this registration statement.
(2)	There are being registered under this registration statement such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities, which may be senior or subordinated, of the registrant and such indeterminate number of warrants of the registrant as shall have an aggregate initial offering price not to exceed $150,000,000 or the equivalent amount denominated in one or more foreign currencies. Any securities registered under this registration statement may be sold separately or as units with other securities registered under this registration statement. Also includes (i) such indeterminate number of shares of common stock or preferred stock, such principal amount of debt securities and such number of warrants as may from time to time be issued upon conversion or exchange of any preferred stock, debt securities, or warrants registered hereunder, for which no separate consideration will be payable, (ii) rights to purchase shares of our Series A Junior Participating Preferred Stock associated with our common stock, for which no separate consideration will be payable, and (iii) such securities registered hereby as may be purchased by underwriters to cover over-allotments, if any.
(3)	Such amount represents (i) the initial offering price of any common or preferred stock, (ii) the liquidation preference of any preferred stock, (iii) the principal amount of any debt securities, and the issue price rather than the principal amount of any such securities issued with original issue discount, and (iv) the initial offering price of any warrants.
(4)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933.
(5)	Represents shares being registered for offer or sale by the selling stockholder as described in the prospectus forming part of this registration statement. Also includes rights to purchase shares of our Series A Junior Participating Preferred Stock associated with our common stock, for which no separate consideration will be payable.
(6)	Based on the average of the high and low prices reported for the registrant’s common stock in the consolidated reporting system on March 27, 2003.
(7)	Calculated pursuant to Rule 457(c) under the Securities Act of 1933.

The information in this prospectus is not complete and may be changed without notice. We and the selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we and the selling stockholder are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

Prospectus	Subject to Completion, Dated April 2, 2003

$150,000,000 Common Stock Preferred Stock Debt Securities Warrants Offered by Barnes Group Inc. 923,506 Shares of Common Stock Offered by Selling Stockholder

        We may offer common stock, preferred stock, debt securities and warrants from time to time with this prospectus. The maximum aggregate of the offering prices of the securities covered by this prospectus offered by us will not exceed $150,000,000. In addition, the selling stockholder named in this prospectus may offer up to 923,506 shares of our common stock from time to time with this prospectus. The specific terms of any securities that are offered will be described in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in our securities.

        Our common stock is listed on the New York Stock Exchange under the symbol “B.” The applicable prospectus supplement will contain information, where applicable, as to any other listing (if any) on the New York Stock Exchange or any securities exchange of the securities covered by the prospectus supplement.

        We and the selling stockholder may offer the securities directly to investors, through agents designated from time to time or to or through underwriters or dealers. If any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of the underwriters and any applicable commissions or discounts will be set forth in the applicable prospectus supplement. The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement. We will not receive any proceeds from the sale of shares of common stock by the selling stockholder.

_________________

        Investing in our securities involves risks. See “Risk Factors” beginning on page 6.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2003.

        You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling stockholder are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information appearing in this prospectus, any applicable prospectus supplement and the documents incorporated by reference in this prospectus and the applicable prospectus supplement is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

TABLE OF CONTENTS

About this Prospectus	2
Forward-Looking Statements	3
Where You Can Find More Information; Incorporation by Reference	3
Barnes Group Inc.	5
Risk Factors	6
Use of Proceeds	14
Ratio of Earnings to Fixed Charges	14
Description of Our Capital Stock	15
Description of Debt Securities	19
Description of Warrants	27
Selling Stockholder	30
Plan of Distribution	31
Validity of Securities	31
Experts	31

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to an aggregate offering price of $150,000,000 or the equivalent amount denominated in one or more foreign currencies. In addition, the selling stockholder named in this prospectus may sell up to 923,506 shares of our common stock.

        This prospectus provides you with a general description of the securities we or the selling stockholder may offer. Each time we or the selling stockholder sell securities, we or the selling stockholder will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference” before investing in any of the securities offered.

        Unless the context otherwise requires, references in this prospectus to “Barnes Group,” “we,” “us” and “our” and similar references refer to Barnes Group Inc., a Delaware corporation, and its consolidated subsidiaries. We own or have rights to various trademarks and trade names used in our business including the following: Associated Spring®, Barnes Aerospace®, Barnes Distribution®, Bowman®, Curtis®, Mechanics Choice®, Kar®, Raymond® and Seeger®. This prospectus and the documents incorporated by reference contain references to certain of these trademarks and trade names as well as certain trademarks, service marks and trade names of other companies.

        Market and industry data used throughout this prospectus and the documents incorporated by reference, including information relating to market share and trends, are based on our good faith estimates. These estimates were based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

FORWARD-LOOKING STATEMENTS

        Certain information included or incorporated in this prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements represent our expectations or beliefs, including, but not limited to, statements concerning industry performance, our operations, performance, financial condition, growth and acquisition objectives, margins and growth in sales of our products and services. For this purpose, any statements contained or incorporated in this prospectus that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “continue” or similar words are intended to identify forward-looking statements, although not all forward-looking statements are identified by those words. Forward-looking statements by their nature involve substantial risks and uncertainties, certain of which are beyond our control. Actual results may differ materially depending on a variety of important factors, including those described in this prospectus under the caption “Risk Factors.” All forward-looking statements in this prospectus speak only as of the date of this prospectus. We are not undertaking to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

        We are subject to the reporting requirements of the Securities Exchange Act of 1934 and, in accordance with these requirements, we file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933, with respect to the securities offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. The registration statement as well as the reports, proxy statements and other information filed by us can be inspected at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Copies of these materials can also be obtained from the Public Reference Section of the SEC at the address mentioned above at prescribed rates.

        The SEC also maintains a website that contains registration statements, reports, proxy and information statements and other information regarding companies like us that file electronically with the SEC. The address of the SEC’s website is www.sec.gov. Reports, proxy statements and other information concerning our business may also be inspected at the offices of the New York Stock Exchange, on which our common stock is listed, at 20 Broad Street, New York, New York 10005. This information may also be obtained from us as described below.

        The SEC allows us to “incorporate by reference” the information we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents, and those documents will be considered part of this prospectus. Information that we file later with the SEC will automatically update and supercede the previously filed information. We incorporate by reference in this prospectus each of the documents listed below and any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the end of the offering of our securities under this prospectus:

o	our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

o	the portions of our Proxy Statement dated March 17, 2003 that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

o	our Current Reports on Form 8-K filed with the SEC on January 21, 2003 and February 20, 2003;

o	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on August 21, 1963; and

o	the description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A filed with the SEC on December 20, 1996, as amended by Form 8-A/A filed with the SEC on March 18, 1999.

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Investor Relations Barnes Group Inc. 123 Main St. Bristol, Connecticut 06010-0489 (860) 583-7070

Exhibits to the filings will not be sent, however, unless these exhibits have specifically been incorporated by reference in this document.

BARNES GROUP INC.

        Barnes Group Inc. is a diversified international manufacturer of precision components and assemblies and a distributor of industrial supplies, serving a wide range of markets and customers. Our operations consist of three businesses: Associated Spring, Barnes Distribution and Barnes Aerospace. We conduct our operations in 22 manufacturing facilities, five sales offices (including headquarters locations) and 31 distribution centers. Our manufacturing facilities are located in the United States, Brazil, Canada, China, Germany, Mexico, Singapore and Sweden, and we have sales offices or distribution centers in the United States, Brazil, Canada, France, Ireland, Mexico, Puerto Rico, Singapore, Spain and the United Kingdom. We currently have more than 6,200 employees worldwide.

        Associated Spring is the largest manufacturer of precision springs in North America and one of the largest precision spring manufacturers in the world. We are equipped to produce virtually every type of precision spring, from fine hairsprings for electronics and medical instruments to large, heavy-duty springs for machinery. We are also a leading supplier of nitrogen gas springs and manifold systems used to precisely control stamping presses, and a global supplier of retaining rings and injection-molded plastic-on-metal and metal-in-plastic components and assemblies. A majority of Associated Spring's products are highly engineered, custom solutions that we design and develop from concept through manufacturing in collaboration with our customers. Our products are purchased primarily by durable goods manufacturers in industries such as transportation, consumer products, farm equipment, telecommunications, medical devices, home appliances and electronics. Associated Spring serves its worldwide customer base through 14 manufacturing facilities strategically located in eight countries including the United States.

        Barnes Distribution is an industry leader in the distribution of maintenance, repair and operating supplies. We provide a wide variety of high-volume replacement parts and other products, and inventory management and logistics services to a well-diversified customer base ranging from small automobile dealers and repair shops to the largest railroads and utilities. We distribute products under seven widely recognized brands: Bowman, Curtis, Mechanics Choice, Kar, Raymond, Autoliaisons and Motalink. Our primary products include fasteners, special purpose hardware, electrical supplies, hydraulics, chemicals and security products. Through our Raymond division, we also distribute mechanical die and nitrogen gas springs, mechanical struts and standard parts such as coil and flat springs, most of which are manufactured by Associated Spring. Barnes Distribution becomes a critical partner in the operation and profitability of its customers by using innovative methods and new technology to solve complex supply problems. We sell the products we distribute primarily through our direct sales force of over 1,600 people in eight countries, and we also sell our products through distributors in many other countries.

        Barnes Aerospace produces precision machined and fabricated components and assemblies for original equipment manufacturers (OEMs) of turbine engines and airframes for commercial aircraft, military jets, business jets and land-based industrial gas turbines. For example, we are the largest outside supplier of structural components used in the GE 90-115B turbine engine, which is the exclusive engine for the next-generation Boeing 777 aircraft. Our strong and long-standing customer relationships enable us to participate in the design phase of components and assemblies, providing our customers with manufacturing research, testing and evaluation to assess and improve the design and manufacturability of the component or assembly. By doing so, Barnes Aerospace positions itself to be a long-term supplier of components and assemblies to the engine or airframe projects in which it participates. Barnes Aerospace's machining and fabrication operations produce critical engine and airframe components through technically advanced processes such as super-plastic forming, diffusion bonding, laser drilling and large-scale multi-axis milling and turning. In addition, we focus on working with difficult materials such as titanium, cobalt, inconel and other aerospace alloys.

        Barnes Aerospace also provides jet engine component overhaul and repair services for many of the world's major commercial airlines, the United States military and OEMs. We perform overhaul and repair services at three government-certified repair facilities, including two in the United States and one in Singapore. We refurbish jet engine components through a variety of complex processes including electron beam welding, plasma coating, vacuum brazing and water jet cleaning.

        We were founded in 1857 and organized as a Delaware Corporation in 1925. Our headquarters is located at 123 Main Street, Bristol, Connecticut 06010-0489. Our telephone number is (860) 583-7070.

RISK FACTORS

        You should carefully consider the following risks and uncertainties and all other information contained in this prospectus or any prospectus supplement, including the documents incorporated by reference, before you decide whether to purchase our securities. Any of the following risks, if they materialize, could adversely affect our business, financial condition and results of operations. The risks and uncertainties described below are not the only risks that we face in our business.

Risks Related to the Industries in Which We Operate

    We operate in very competitive markets. We may not be able to compete effectively with our competitors, and competitive pressures could adversely affect our business, financial condition and results of operations.

        Our three businesses compete with a number of larger and smaller companies in the markets we serve. Some of our competitors have greater financial, production, research and development or other resources than we do. Within Barnes Aerospace, certain of our OEM customers compete with us in the context of our repair and overhaul business. Some of our OEM customers in the aerospace industry also compete with us where they have the ability to manufacture the components and assemblies that we supply to them but have chosen, for capacity limitations, cost considerations or other reasons, to outsource the manufacture to us. Our three businesses compete on the basis of price, service, quality, reliability of supply, technology, innovation and, in the case of Associated Spring and Barnes Aerospace, design. We must continue to make investments to maintain and improve our competitive position. We cannot assure you that we will have sufficient resources to continue to make such investments or that we will be successful in maintaining our competitive position. Our competitors may develop products or services, or methods of delivering those products or services, that are superior to our products, services or methods. Our competitors may also adapt more quickly than us to new technologies or evolving customer requirements. Pricing pressures could cause us to adjust the prices of certain of our products to stay competitive. We cannot assure you that we will be able to compete successfully with our existing or future competitors. Also, if consolidation of our existing competitors occurs, we expect the competitive pressures we face to increase. Our failure to compete successfully could adversely affect our business, financial condition and results of operations.

    Our customers' businesses are generally cyclical. Weaknesses in the industries in which our customers operate could impact our revenues and profitability.

        The transportation, aerospace, durable goods, telecommunications, electronics and other industries to which we sell our products are cyclical and tend to decline in response to overall declines in industrial production. Associated Spring is dependent on the transportation industry, and Barnes Aerospace is heavily dependent on the aerospace industry. As a result, our business is also cyclical and impacted by overall levels of industrial production and fluctuations in the transportation and aerospace industries. In addition, many of our customers have historically experienced periodic downturns, which often have had a negative effect on demand for our products. For example, lower production rates in the transportation markets and reduced overall sales of telecommunications and electronics products adversely affect the volume and price of orders placed for products used to manufacture these products, including our springs. Prior industry downturns have negatively affected our net sales, gross margin and net income. The United States and other world markets are currently experiencing an economic downturn, and many of the markets we serve have been affected by this negative environment. In particular, the aerospace industry has suffered in the wake of the events of September 11, 2001, resulting in a sharp decrease globally in new commercial aircraft deliveries and order cancellations or deferrals by the major airlines. This decrease has reduced the demand for our aerospace components and the grounding of planes due to lower air traffic has reduced the demand for our aerospace overhaul and repair services. A prolonged continuation of the current economic downturn may have a material adverse effect on our revenues and profitability.

    Global political instability could adversely affect our business and financial results.

        During 2002, approximately 25% of our sales were from facilities outside of the United States. Also, we have eight manufacturing facilities outside the United States. The international scope of our business subjects us to political risks, including the threat of war, terrorism or instability of governments and legal systems in countries in which we or our customers conduct business. The terrorist attacks of September 11, 2001 adversely impacted the

U.S. and world economies and a wide range of industries. These terrorist attacks and the war in the Middle East may lead to future acts of terrorism and additional hostilities, including possible retaliatory attacks, as well as financial, economic and political instability. While the precise effects of such instability on the industries we serve and our business are difficult to determine, they may negatively impact our business, financial condition, results of operations and cash flows.

    Original equipment manufacturers in the automotive and aerospace industries have significant pricing leverage over suppliers and may be able to achieve price reductions over time.

        There is substantial and continuing pressure from OEMs in the automotive and aerospace industries to reduce the prices they pay to suppliers. We have agreed to price reductions under certain existing arrangements, and we are involved in ongoing negotiations with OEMs with respect to price reductions for other programs. We attempt to manage such downward pricing pressure, while trying to preserve our business relationships with our customers, by seeking to reduce our production costs through various measures, including purchasing raw materials and components at lower prices and implementing cost-effective process improvements. However, our suppliers may resist pressure to lower their prices and may seek to impose price increases. If we are unable to offset OEM price reductions through these measures, our gross margins and profitability could be adversely affected. In addition, OEMs have substantial leverage in setting purchasing and payment terms, including the terms of accelerated payment programs under which payments are made prior to the account due date in return for an early payment discount. OEMs can unexpectedly change their purchasing policies or payment practices, which could have a negative impact on our short-term working capital.

    Demand for our defense-related products depends on government spending.

        An increasing portion of Barnes Aerospace's sales are derived from the military market. The military market is largely dependent upon government budgets, particularly the U.S. defense budget. We cannot assure you that an increase in defense spending will be allocated to programs that would benefit our business. Moreover, we cannot assure you that new military aircraft programs in which we participate will enter full-scale production as expected. A decrease in levels of defense spending could curtail our prospects in these markets, depending upon the programs affected.

    Environmental regulations impose costs and regulatory requirements on our operations. Environmental compliance may be more costly than we expect and we may be subject to material environmental-based claims in the future.

        Our past and present business operations and the past and present ownership and operations of real property by us are subject to extensive and changing federal, state and local environmental laws and regulations, as well as those of other countries, pertaining to the discharge of materials into the environment, the handling and disposition of wastes (including hazardous wastes) or otherwise relating to protection of the environment. We have experienced, and expect to continue to experience, costs to comply with environmental laws and regulations. In addition, new laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination or the imposition of new clean-up requirements could require us to incur costs or become subject to new or increased liabilities that could have a material adverse effect on our business, financial condition and results of operations.

        We use and generate hazardous substances and wastes in our operations. In addition, many of our current and former properties are or have been used for industrial purposes. Accordingly, we monitor hazardous waste management and applicable environmental permitting and reporting for compliance with applicable laws at our locations in the ordinary course of our business. We may be subject to potential material liabilities relating to any investigation and clean-up of our locations or properties where we delivered hazardous waste for handling or disposal that may be contaminated and to claims alleging personal injury.

    The consolidation occurring in the industries in which we operate could adversely affect our business and financial results.

        The industries in which we operate have been experiencing consolidation, particularly in the aerospace industry. There has been consolidation of both suppliers, including us and our competitors, and the customers we serve. Supplier consolidation is in part attributable to OEMs more frequently awarding long-term sole source or preferred supplier contracts to the most capable suppliers in an effort to reduce the total number of suppliers from whom components and systems are purchased. We cannot assure you that our business and financial results will not be adversely impacted as a result of consolidation by our competitors or customers.

    The aerospace industry is highly regulated. Complications related to aerospace regulations may adversely affect Barnes Aerospace.

        A substantial portion of our income is derived from our aerospace business. The aerospace industry is highly regulated in the United States by the Federal Aviation Administration (FAA) and in other countries by similar regulatory agencies. We must be certified by these agencies and, in some cases, by individual OEMs in order to engineer and service systems and components used in specific aircraft models. If material authorizations or approvals were revoked or suspended, Barnes Aerospace would be adversely affected. New or more stringent governmental regulations may be adopted, or industry oversight heightened, in the future, and we may incur significant expenses to comply with any new regulations or any heightened industry oversight.

Risks Related to Our Business

    The global nature of our business exposes us to foreign currency fluctuations that may affect our future revenues and profitability.

        We have manufacturing, sales and distribution facilities around the world, and the majority of our foreign subsidiaries use the local currency as their functional currency. These include, among others, the Canadian dollar, Euro, British pound, Singapore dollar, Swedish krona, Mexican peso and Brazilian real. Because our financial statements are denominated in U.S. dollars, changes in currency exchange rates between the U.S. dollar and other currencies expose us to translation risk when the local currency financial statements are translated to U.S. dollars, our functional currency. Changes in currency exchange rates may also expose us to transaction risk. We may buy protecting or offsetting positions or hedges in certain currencies to reduce our exposure to currency exchange fluctuations; however, these transactions may not be adequate or effective to protect us from the exposure for which they are purchased. We have not engaged in any speculative hedging activities. Currency fluctuations may impact our revenues and profitability in the future.

    Our operations depend on our manufacturing, distribution, sales and service facilities in various parts of the world. These manufacturing, distribution and service facilities are subject to physical and other risks that could disrupt our operations.

        Our manufacturing, distribution, sales and service facilities are located in various parts of the world. Although we have obtained property damage and business interruption insurance, a major catastrophe such as an earthquake or other natural disaster at any of our sites, or significant labor strikes, work stoppages, political unrest, war or terrorist activities in any of the areas where we conduct operations, could result in a prolonged interruption of our business. Any disruption resulting from these events could cause significant delays in the manufacture or shipment of products or the provision of repair and other services that may result in our loss of sales and customers. We cannot assure you that we will have adequate insurance to compensate us for all losses that result from any of these events.

    Our significant international operations and assets subject us to additional financial and regulatory risks.

        We have operations and assets in various parts of the world. In addition, we sell our products and services in foreign countries and seek to increase our level of international business activity. Accordingly, we are subject to various risks, including: U.S.-imposed embargoes of sales to specific countries; foreign import controls (which may be arbitrarily imposed or enforced); price and currency controls; exchange rate fluctuations; dividend remittance restrictions; expropriation of assets; war, civil uprisings and riots; government instability; the necessity of obtaining governmental approval for new and continuing products and operations; legal systems or decrees, laws, taxes, regulations, interpretations and court decisions that are not always fully developed and that may be retroactively or arbitrarily applied; and difficulties in managing a global enterprise. We may also be subject to unanticipated income taxes, excise duties, import taxes, export taxes or other governmental assessments. In addition, our organizational structure may limit our ability to transfer funds between countries, particularly into and out of the United States, without incurring adverse tax consequences. Any of these events could result in a loss of business or other unexpected costs that could reduce sales or profits and have a material adverse effect on our financial condition, results of operations and cash flows.

    Declines in the stock market and prevailing interest rates may cause an increase in our pension expense in the future and result in reductions in our pension fund asset values. These declines have caused and may continue to cause a significant reduction in our net worth and additional declines may force us to make cash contributions to our pension plans.

        We have not been required to make cash contributions to our U.S. qualified pension plans in several years because of the fair value of our pension assets. However, our pension income fell from $7.6 million in 2000 to $4.6 million in 2002 due to lower investment performance caused by lower stock market returns and a decline in prevailing interest rates. Also as a result of these factors, our pension funds' asset values decreased and our pension liability increased, requiring that we take a non-cash after-tax charge to accumulated other non-owner changes to equity, which is a component of stockholders' equity, of $16.8 million in 2002. In 2003 we changed our discount rate from 7.25% to 6.75% and changed our assumption for expected rate of future return on plan assets from 9.75% to 9.50%. Based on these assumptions, we believe our pension income will decline to approximately $200,000 in 2003, which will have a negative impact on our profitability. If our actual investment returns fall below our revised assumptions, we may be forced to recognize a pension expense in future periods, which could have a substantial negative effect on our profitability. Additional declines in the fair value of our pension plans' assets and/or decreases in prevailing interest rates may require us to take additional charges to accumulated other non-owner changes to equity, thereby significantly reducing our stockholders' equity and affecting our ability to maintain the required net worth ratios under our debt arrangements. In addition, changing economic conditions, pension investment returns or other factors may require us to make cash contributions to our pension plans in the future, preventing us from using such cash for other purposes.

    We have significant indebtedness that could affect our operations and financial condition.

        At December 31, 2002, we had net indebtedness (total indebtedness minus cash and cash equivalents) of $192.6 million, representing approximately 48% of our total capital (net indebtedness plus stockholders' equity) as of that date. We may incur additional indebtedness to finance future acquisitions. Our level of indebtedness and the significant debt servicing costs associated with that indebtedness could have important effects on our operations and financial condition and may adversely affect the value or trading price of our outstanding equity securities. For example, our indebtedness could:

o	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the amount of our cash flow available for working capital, capital expenditures, acquisitions, dividends and other general corporate purposes;

o	limit our flexibility in planning for, or reacting to, changes in the industries in which we compete;

o	place us at a competitive disadvantage compared to our competitors, some of whom have lower debt service obligations and greater financial resources than we do;

o	limit our ability to borrow additional funds; and

o	increase our vulnerability to general adverse economic and industry conditions.

        Our failure to meet certain financial covenants required by our debt agreements may materially and adversely affect our assets and financial position.

        Certain of our debt arrangements require us to maintain certain interest coverage and leverage ratios and a minimum net worth and place certain restrictions on capital expenditures, dividend payments and acquisitions of our common stock. These requirements could limit our ability to obtain future financing and may prevent us from taking advantage of attractive business opportunities. Our ability to meet the financial covenants or requirements in our debt arrangements may be affected by events beyond our control, and we cannot assure you that we will satisfy such covenants and requirements. A breach of these covenants or our inability to comply with the restrictions could result in an event of default under our debt arrangements, which in turn could result in an event of default under the terms of our other indebtedness. Upon the occurrence of an event of default under our debt arrangements, after the expiration of any grace periods, the lenders could elect to declare all amounts outstanding under our debt arrangements, together with accrued interest, to be immediately due and payable. If this happens, we cannot assure you that our assets would be sufficient to repay in full the payments due under those arrangements or our other indebtedness.

        We have significant goodwill and an impairment of our goodwill could cause a decline in our net worth.

        Our total assets include substantial goodwill. At December 31, 2002, our goodwill totaled $164.6 million, compared to $208.2 million of stockholders’ equity. The goodwill results from our acquisitions, representing the excess of the purchase price we paid over the fair value of the tangible and intangible assets we acquired. During each calendar year, we assess whether there has been an impairment in the value of our goodwill. If future operating performance at one or more of our businesses was to fall significantly below current levels, we may be required to reflect, under current applicable accounting rules, a non-cash charge to operating results for goodwill impairment. The recognition of an impairment of a significant portion of goodwill would negatively affect our results of operations and total capitalization, the effect of which could be material. A reduction in our stockholders’ equity due to an impairment of goodwill may affect our ability to maintain the required net worth ratios under our debt arrangements. We completed our annual assessment of goodwill in the second quarter of 2002 and determined that no impairment then existed. We will test for impairment again in the second quarter of 2003.

      We could be adversely affected by changes in interest rates.

        Our profitability may be adversely affected as a result of increases in interest rates. At December 31, 2002, we had $221.0 million of total indebtedness outstanding, of which approximately 29% had interest rates that float with the market, either under the terms of the indebtedness or as a result of interest rate swap agreements that were then in force. A 100 basis point increase in the interest rate on the floating rate debt in effect at December 31, 2002 would result in an approximate $640,000 annualized increase in interest expense.

        We may not realize all of the sales expected from our existing Associated Spring and Barnes Aerospace backlog or anticipated orders.

        At December 31, 2002, Associated Spring had $53.9 million of order backlog and Barnes Aerospace had $151.8 million of order backlog. We consider backlog to be firm customer orders for future delivery. From time to time, OEM customers of Associated Spring and Barnes Aerospace provide projections of components and assemblies that they anticipate purchasing in the future under new and existing programs. Such projections are not included in our backlog unless we have received a firm release from our customer. Our customers may have the right under certain circumstances and with certain penalties or consequences to terminate, reduce or defer firm orders that we have in backlog. If our customers terminate, reduce or defer firm orders, we may be protected from certain costs and losses but our sales will nevertheless be adversely affected. Also, our realization of sales from new and existing programs is inherently subject to a number of important risks and uncertainties, including whether our customers will execute the launch of product programs on time, or at all, the number of units that our customers will actually produce and the timing of production. In addition, until firm orders are placed, our customers generally have the right to discontinue a program or replace us with another supplier at any time without penalty. Our failure to realize sales from new and existing programs would have a material adverse effect on our net sales, results of operations and cash flow.

        We may not recover all of our up-front costs related to new or existing programs.

        New programs require significant up-front investments and capital expenditures for engineering, design and tooling. As OEMs in the automotive and aerospace industries have looked to suppliers to bear increasing responsibility for the design, engineering and manufacture of systems and components, they have increasingly shifted the financial risk associated with those responsibilities to the suppliers as well. This trend is likely to continue and is most evident in the area of engineering cost reimbursement. Historically, these investments have been fully reimbursed by OEMs, but in the future there may be other mechanisms established by OEMs that could result in less than full reimbursement or no reimbursement. We cannot assure you that we will have adequate funds to make such up-front investments and capital expenditures. In the event that we are unable to make such investments and expenditures, or to recover them through sales or direct reimbursement of our engineering expenses from our customers, our profitability, liquidity and cash flows may be adversely affected. In addition, we incur costs and make capital expenditures for new program awards based upon certain estimates of production volumes. While we attempt to recover such costs and capital expenditures by appropriately pricing our products, the prices of our products are based in part upon planned production volumes. If the actual production is significantly less than planned, we will be unable to recover such costs. In addition, because a significant portion of our overall costs is fixed, declines in our customers’ production levels can adversely affect the level of our reported results even if our up-front investments and capital expenditures are recovered.

        We depend on revenues from a small number of significant customers. Any loss, cancellation, reduction or delay in purchases by these customers could harm our business.

        In 2002, our net sales to General Electric Co. accounted for 11.4% of our total sales, as compared to 12.7% in 2001. Approximately 30% of Associated Spring’s sales in 2002 were from Associated Spring’s three largest customers, and approximately 60% of Barnes Aerospace’s sales in 2002 were from General Electric Co. and four other OEMs in the aerospace business. Our success will depend on our continued ability to develop and manage relationships with significant customers. We cannot assure you that we will be able to retain our largest customers. Some of our customers may in the future shift their purchases from us to our competitors, in-house or to other sources. While we have long-term agreements with most of our significant customers, the terms of some of these agreements provide that until a firm order is placed by a customer for a particular product, the customer may unilaterally reduce or discontinue its projected purchases without penalty. The loss of one or more of our largest customers, any reduction or delay in sales to these customers, our inability to successfully develop relationships with new customers, or future price concessions we make to retain customers could significantly reduce our sales and profitability.

        The departure of existing management and key personnel, a shortage of skilled employees or a lack of qualified sales professionals could materially affect our business, operations and prospects.

        Our executive officers are important to the management and direction of our business. Our future success depends, in large part, on our ability to retain these officers and other capable management personnel. Although we believe we will be able to attract and retain talented personnel and replace key personnel should the need arise, our inability to do so could have a material adverse effect on our business, financial condition or results of operations. Because of the complex nature of many of our products and services, we are generally dependent on an educated and highly skilled workforce. In addition, there are significant costs associated with the hiring and training of sales professionals. We could be adversely affected by a shortage of available skilled employees or the loss of a significant number of our sales professionals.

        Any product liability claims in excess of insurance may adversely affect our financial condition.

        Our operations expose us to potential product liability risks that are inherent in the design, manufacture and sale of our products. For example, we may be exposed to potential liability for personal injury or death as a result of the failure of a spring or other part in a vehicle or an aircraft component designed, manufactured or sold by us or the failure of an aircraft component that has been serviced by us. While we believe that our liability insurance is adequate to protect us from these liabilities, our insurance may not cover all liabilities. Additionally, insurance coverage may not be available in the future at a cost acceptable to us. Any material liability not covered by insurance or for which third-party indemnification is not available could have a material adverse effect on our financial condition, results of operations and cash flows.

        Our business, financial condition and results of operations could be adversely impacted by strikes or work stoppages.

        Approximately 16.6% percent of our U.S. employees and 20.9% of our non-U.S. employees are covered by collective bargaining agreements which expire between 2003 and 2006. In April 2002, we experienced a work stoppage for one workday at our Associated Spring facility located in Bristol, Connecticut. Although we believe that our relations with our employees are good, we cannot assure you that we will be successful in negotiating new collective bargaining agreements, that such negotiations will not result in significant increases in the cost of labor or that a breakdown in such negotiations will not result in the disruption of our operations. Any potential strikes or work stoppages, and the resulting adverse impact on our relationships with customers, could have a material adverse effect on our business, financial condition or results of operations. Similarly, a protracted strike or work stoppage at any of our major customers, suppliers or other vendors could materially adversely affect our business.

        Changes in the availability or price of raw materials and energy resources could adversely affect our costs and profitability.

        We may be adversely affected by commodity price changes, especially related to certain manufacturing operations that utilize high-grade steel spring wire and titanium. The availability and price of raw materials and energy resources may be subject to curtailment or change due to, among other things, new laws or regulations, global economic or political events including strikes, terrorists attacks and war, suppliers’ allocations to other purchasers, interruptions in production by suppliers, changes in exchange rates and prevailing price levels. Although we are not dependent upon any single source for any of our principal raw materials or products for resale, and such materials and products have, historically, been readily available, we can make no assurances that such raw materials and products will continue to be readily available. Disruption in the supply of raw materials, products or energy resources could impair our ability to manufacture, sell and deliver our products and require us to pay higher prices. Any increase in prices for such raw materials, products or energy resources could materially affect our costs and our profitability.

        A significant decrease in the value of our common stock could increase our obligations under our 401(k) Retirement Savings Plan.

        We guarantee a minimum rate of return on certain pre-April 2001 assets of our 401(k) Retirement Savings Plan. This guarantee will become a liability if and to the extent that the value of our common stock is less than the guaranteed asset value when an employee who had invested in the Barnes Group stock investment election or is vested in the company’s matching contribution, which is paid in shares of our common stock, withdraws from the plan. At December 31, 2002, when the closing price of our common stock was $20.35, the value of the guarantee on these assets was approximately $320,000. To illustrate how our guarantee obligations may fluctuate based on the value of our common stock, if our stock price had been $15.00 per share at December 31, 2002, our exposure under these guarantees would have been approximately $4.2 million at that date.

Risks Related to Acquisitions

        We may not be able to effectively integrate acquired companies into our operations.

        We have completed eight acquisitions since 1999, the most recent of which was our acquisition of Kar Products in February 2003. We seek acquisition opportunities that complement and expand our operations and that will help create stockholder value over the long term. We can make no assurance that we will be able to effectively integrate Kar Products or future acquisitions into our operations. We may not be able to do so successfully without substantial costs, delays or other difficulties. We will face significant challenges in consolidating functions and integrating procedures, information technology systems, personnel, product lines and operations in a timely and efficient manner. In particular, we may encounter difficulties in integrating our technology and training our sales forces to work with new products and customers.

        The integration process is complex and time-consuming, may be disruptive to our businesses, and may cause an interruption of, or a loss of momentum in, our businesses as a result of a number of obstacles, such as:

o	the loss of significant customers;

o	the need to retrain skilled engineering, sales and other personnel resulting from the loss of key employees;

o	the failure to maintain the quality of customer service that each business has historically provided;

o	the need to coordinate geographically diverse organizations;

o	retooling and reprogramming of equipment and information technology systems; and

o	the resulting diversion of management's attention from our day-to-day business and the need to hire additional management personnel to address integration obstacles. If we are not successful in integrating Kar Products and future acquisitions into our operations, if the integration takes longer than anticipated, if the companies or assets we acquire do not perform as we anticipate or if the integrated product and service offerings fail to achieve market acceptance, our business could be adversely affected.

        We may not be able to realize the anticipated cost savings, synergies or revenue enhancements from acquisitions, and we will incur significant costs to achieve these savings.

        Even if we are able to integrate successfully the operations of our company and Kar Products and any future acquisitions, we may not be able to realize the cost savings, synergies or revenue enhancements that we anticipate from the acquisition, either as to amount or in the time frame that we expect. Our ability to realize anticipated cost savings, synergies and revenue enhancements may be affected by a number of factors, including the following:

o	our ability to effectively eliminate duplicative backoffice overhead and overlapping sales personnel, rationalize manufacturing capacity, consolidate warehousing and distribution facilities and shift production to more economical facilities;

o	our incurrence of significant cash and non-cash integration and implementation costs or charges in order to achieve those cost savings, which could offset any such savings and other synergies resulting from the Kar Products or future acquisitions; and

o	our ability to avoid labor disruption in connection with integration efforts.

    Future acquisitions are a key component of our anticipated growth. We may not be able to identify or complete future acquisitions.

        A significant portion of the industries that we serve are mature industries. As a result, our recent growth has resulted in large part from, and our future growth will depend in part on, the successful acquisition and integration of businesses into our existing operations. While we are focused on adding strategic pieces to our operations by acquiring companies, manufacturing and service assets and technologies that complement our three existing businesses, we may not be able to identify and successfully negotiate suitable acquisitions, obtain financing for future acquisitions on satisfactory terms, obtain regulatory approval or otherwise complete acquisitions in the future.

USE OF PROCEEDS

        Except as may be set forth in a prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes which may include the repayment or reduction of indebtedness, acquisitions, capital expenditures and working capital requirements. Pending such uses, we plan to invest the net proceeds in marketable securities or apply the net proceeds to reduce indebtedness. If we intend to use the proceeds of any offering to repay outstanding indebtedness, we will provide details about the indebtedness that is being repaid in a prospectus supplement. We will not receive any proceeds from the sale of common stock by the selling stockholder.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our consolidated ratio of earnings to fixed charges on a historical basis for each of the five years ended December 31, 2002. We do not have any preferred stock outstanding. Accordingly, our ratio of earnings to combined fixed charges and preferred stock dividends would be the same as our ratio of earnings to fixed charges.

	Year Ended December 31,
	2002	2001	2000	1999	1998
Ratio of earnings to fixed charges...............	2.8	2.2	3.6	5.7	8.3

        For the purpose of computing our ratio of earnings to fixed charges: (i) earnings consist of income before income taxes, fixed charges, amortization of capitalized interest, earnings/losses/distributions from equity method investees, less capitalized interest, and (ii) fixed charges consist of interest and debt expense (including amounts capitalized) on all indebtedness and that portion of rental payments on operating leases estimated to represent an interest factor.

DESCRIPTION OF OUR CAPITAL STOCK

        In this section we describe the general terms of our capital stock. Our capital stock and the rights of our stockholders are subject to the applicable provisions of the Delaware General Corporation Law and our Restated Certificate of Incorporation and By-laws. The description below is qualified in its entirety by reference to our Restated Certificate of Incorporation and By-laws.

Common Stock

        We are authorized to issue 60,000,000 shares of common stock, par value $.01 per share. At March 31, 2003, an aggregate of 20,231,339 shares of common stock were outstanding and 1,806,430 were held as treasury shares. At March 31, 2003 there were 4,721 holders of record of our common stock. Subject to any rights and privileges granted to the holders of preferred stock by resolution of our board of directors pursuant to our Restated Certificate of Incorporation, the holders of common stock:

o	are entitled to receive dividends when, as and if declared by our board of directors out of any legally available funds;

o	have the right to exercise one vote in respect of each share of common stock held by them on all matters voted upon by the stockholders;

o	are entitled, upon liquidation or dissolution, to receive all of the assets of the corporation, tangible and intangible, of whatever kind available for distribution, remaining after the satisfaction of all our liabilities and obligations and the payment of any liquidation preferences, and subject to any participation rights, granted to any shares of preferred stock, ratably, in proportion to the number of shares of common stock held by them; and

o	have such other rights and privileges as may be allowed them by the laws of the State of Delaware.

        The holders of shares of our common stock are not entitled to cumulate their votes in the election of directors and, as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Holders of our common stock have no conversion, redemption, sinking fund or preemptive rights. Stockholders are generally not liable for our debts or obligations, and the holders of shares are not liable for further calls or assessments by us. Subject to the provisions of our Restated Certificate of Incorporation, all shares of common stock have equal dividend, distribution, liquidation and other rights and have no preference or exchange rights. At the discretion of our board of directors, any distribution to the stockholders upon liquidation, dissolution or winding up may be in whole or in part in securities or other property and the determination of our board of directors as to the value of such securities or other property shall be conclusive.

        Our outstanding common stock is listed and traded on the New York Stock Exchange under the symbol “B”. The transfer agent and registrar for our common stock is Mellon Investor Services, LLC.

Preferred Stock

General

        We are authorized to issue 3,000,000 shares of preferred stock, par value $.01 per share, none of which is issued and outstanding. Our board of directors may, without further action by our stockholders, from time to time, issue shares of preferred stock in one or more series. In addition, the board may, at the time of issuance, determine the rights, preferences and limitations of each series of preferred stock. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of us before any payment is made to the holders of shares of common stock. Holders of shares of preferred stock may also be entitled to participate with holders of our common stock in distributions upon our liquidation, dissolution or winding-up. Under some circumstances, the issuances of shares of preferred stock may make a merger, tender offer or proxy contest or the assumption of control by a holder of a large block of our securities or the removal of incumbent management more difficult. Upon the vote of a majority of the directors then in office, our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock.

    Series A Junior Participating Preferred Stock

        On October 21, 1997, we filed with the Secretary of State of the State of Delaware a Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (Series A Preferred Stock). The number of shares designated as Series A Preferred Stock is 65,000 shares. As of March 31, 2003, no shares of Series A Preferred Stock were issued or outstanding. We have reserved the number of shares of our Series A Preferred Stock that may become issuable upon the exercise of rights in accordance with our shareholder rights plan as described below.

      Dividends

        Subject to the prior and superior rights of the holders of any shares of any series of preferred stock ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the board of directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 15th day of March, June, September and December in each year.

        Dividends are payable in an amount per share (rounded to the nearest cent) equal to the greater of $5.00 or, subject to adjustment as described in the Certificate of Designation with respect to the Series A Preferred Stock, 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions declared on the common stock, other than a dividend payable in shares of common stock or a subdivision of the outstanding shares of common stock (by reclassification or otherwise). Accrued but unpaid dividends do not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares will be allocated pro rata on a share-by-share basis among all shares of Series A Preferred Stock outstanding at the time.

      Voting Rights

        Subject to adjustment as described in the Certificate of Designation with respect to the Series A Preferred Stock, each share of Series A Preferred Stock entitles the holder to 100 votes on all matters submitted to a vote of the stockholders. Except as otherwise provided in the Certificate of Designation or by law, the holders of shares of the Series A Preferred Stock and the holders of shares of common stock vote together as one class on all matters submitted to a vote of the stockholders.

        If dividends on the Series A Preferred Stock are in arrears in an amount equal to six quarterly dividends, then the holders of the Series A Preferred Stock will have the right to elect two directors.

      Liquidation Preference

        Upon our liquidation (voluntary or otherwise), dissolution or winding up, no distribution will be made to the holders of shares of stock ranking junior to the Series A Preferred Stock unless the holders of the Series A Preferred Stock have first received $100 per share plus accrued and unpaid dividends. Following payment to the holders of shares of common stock of the amounts or distributions set forth in the Certificate of Designation with respect to the Series A Preferred Stock, the holders of Series A Preferred Stock and common stock will receive a ratable and proportionate share of the remaining assets to be distributed in the ratio set forth in the Certificate of Designation.

      Redemption

        The Series A Preferred Stock is not redeemable.

      Ranking

        The Series A Preferred Stock ranks junior to all other series of preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any such series provide otherwise.

Terms of Offered Preferred Stock to be Described in a Prospectus Supplement

        The particular terms of any series of our preferred stock offered by this prospectus will be described in more detail in the prospectus supplement relating to such series. The prospectus supplement will also state whether any of the terms summarized above do not apply to the series of preferred stock being offered. The terms of any series of our preferred stock described in a prospectus supplement will include:

o	the specific designation, number of shares, seniority and purchase price;

o	any liquidation preference per share;

o	any date of maturity;

o	any redemption, repayment or sinking fund provisions;

o	any dividend rate or rates and the date on which any such dividends will be payable (or the method by which such rates or dates will be determined);

o	any voting rights;

o	whether such preferred stock is convertible or exchangeable and, if so, the securities or rights into which such preferred stock is convertible or exchangeable, and the terms and conditions upon which such conversions or exchanges will be effected including conversion or exchange prices or rates, the conversion or exchange period and any other related provisions;

o	the place or places where dividends and other payments on the preferred stock will be payable; and

o	any other terms of the preferred stock.

The transfer agent for each series of preferred stock will also be described in the applicable prospectus supplement.

Anti-takeover Provisions

    General

        Certain provisions of our Restated Certificate of Incorporation, our By-laws, our shareholder rights plan and the Delaware General Corporation Law may have possible anti-takeover effects. These provisions could discourage, delay or prevent an acquisition of our business at a premium price. The provisions:

o	permit the board of directors to increase its own size and fill the resulting vacancies;

o	provide for a board comprised of three classes of directors with each class serving a staggered three-year term;

o	authorize the issuance of up to 3,000,000 shares of preferred stock in one or more series without a stockholder vote;

o	entitle certain holders of our common stock to purchase a fraction of a share of our Series A Preferred Stock that may be converted into a right to purchase our or a successor's common stock at a discount; and

o	under certain circumstances, require a 70% super-majority vote to approve certain mergers and other business combinations between us and any holder of 5% or more of our common stock.

        In addition, Section 203 of the Delaware General Corporation Law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock.

    Shareholder Rights Plan

        In December 1996, we adopted a new shareholder rights plan. Under the plan, each share of common stock contains one right that entitles the holder to purchase one one-hundredth of a share of our Series A Preferred Stock, for $200. The rights generally will not become exercisable unless and until, among other things, any person or group acquires beneficial ownership of 35% or more of our outstanding common stock. The rights are generally redeemable at $0.01 per right at any time until 10 days after a public announcement that a 35% or greater position in our common stock has been acquired and will expire, unless earlier redeemed or exchanged, on December 23, 2006.

        If, following the acquisition of 35% or more of the outstanding shares of our common stock, we are acquired in a merger or other business combination, or 50% or more of our assets or earning power is sold or transferred, each outstanding right becomes exercisable for common stock or other securities of the acquiring entity having a value of twice the exercise price of the right.

        Our shareholder rights plan is designed to protect stockholders against unsolicited attempts to acquire control of us, whether through the accumulation of shares in the open market or tender offers that do not offer what our board of directors believes to be an adequate price to all stockholders.

DESCRIPTION OF DEBT SECURITIES

General

        The following description of the debt securities that we may offer, together with the additional information included in any prospectus supplement, provides a summary of the material terms and conditions of debt securities that we may issue, but it is not complete. For a complete description of the terms of the debt securities, please refer to the indenture between us and The Bank of New York, as trustee, under which the debt securities to be offered will be issued.

        The form of indenture for the debt securities has been filed as an exhibit to the registration statement of which this prospectus forms a part. You should read the indenture for provisions that may be important to you. The terms of a particular series of debt securities will be set forth in a resolution of our Board of Directors, an officers’ certificate or a supplemental indenture, and such terms will be described in a prospectus supplement. The prospectus supplement relating to a particular series of debt securities may or may not modify the general terms of the debt securities found in this prospectus. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series.

        The indenture will not limit the aggregate amount of debt securities that may be issued. The debt securities may be issued from time to time in more than one series and may be issued at a discount from their stated principal amount and in any currency designated by us.

        Unless otherwise specified in the prospectus supplement, our debt securities will be general unsecured obligations. Any senior debt securities that we offer will rank equally with all of our other unsecured, unsubordinated obligations. Any subordinated debt securities that we issue will rank junior in right of payment to all of our senior indebtedness to the extent and in the manner set forth in the applicable prospectus supplement. In addition, our subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on the debt securities or to provide us with the funds to satisfy our payment obligations. As a result, any debt securities that we issue will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

Terms of Offered Debt Securities to be Described in a Prospectus Supplement

        The applicable prospectus supplement accompanying this prospectus will describe the terms of the particular series of debt securities we are offering, including:

o	the title of the debt securities;

o	whether the debt securities are senior or subordinated debt securities;

o	any limit on the aggregate principal amount of the debt securities;

o	the price of the debt securities, expressed as a percentage of the principal amount;

o	the date or dates on which the principal of, and any premium on, the debt securities will be payable, or the method for determining the date or dates;

o	if the debt securities will bear interest, the interest rate or rates or the method by which the rate or rates will be determined;

o	if the debt securities will bear interest, the date or dates from which any interest will accrue, the interest payment dates, the record dates for those interest payment dates and the basis upon which interest shall be calculated;

o	any right to defer payment of interest and the maximum length of any deferral period:

o	the place or places where payments on the debt securities will be made and the debt securities may be surrendered for registration of transfer or exchange;

o	if we will have the option to redeem all or any portion of the debt securities, the terms and conditions upon which we may redeem the debt securities;

o	the terms and conditions of any sinking fund, repurchase right or other similar provisions obligating us or permitting a holder to require us to redeem or purchase all or any portion of the debt securities prior to final maturity;

o	the currency or currencies in which the debt securities are denominated and payable, if other than U.S. dollars;

o	whether the amount of any payments on the debt securities may be determined with reference to an index, formula or other method, and the manner in which such amounts are to be determined;

o	any additions or changes to the events of default in the indenture;

o	any additions or changes with respect to the other covenants in the indenture;

o	the terms and conditions, if any, upon which the debt securities may be convertible into common stock, preferred stock or other securities;

o	the applicability of the defeasance provisions to a series of debt securities issued under the indenture;

o	whether the debt securities will be issued in the form of global securities or certificates; and

o	any other terms of the debt securities.

        The prospectus supplement may also describe special federal income tax consequences of the debt securities, including any special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities. An original issue discount security is a debt security, including any zero-coupon debt security, which:

o	is issued at a price lower than the amount payable upon its stated maturity; and

o	provides that, upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity will become due and payable.

In addition, the material U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or currency unit other than U.S. dollars will be described in the applicable prospectus supplement.

        We will have the ability, in addition to the ability to issue debt securities with terms different from those of debt securities previously issued, without the consent of the holders, to reopen a previous issue of a series of debt securities and issue additional debt securities of that series in an aggregate principal amount determined by us, unless the reopening was restricted when the series was created. All debt securities issued as a series, including those issued pursuant to any reopening of a series, will vote together as a single class unless otherwise described in the applicable prospectus supplement.

Conversion or Exchange Rights

        The terms on which a series of notes may be convertible into or exchangeable for common stock, preferred stock or other of our securities will be described in a prospectus supplement. These terms may include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of common stock, preferred stock or other of our securities to be received by the holders of such series of debt securities would be subject to adjustment.

Consolidation, Merger or Sale

        Unless otherwise noted in the applicable prospectus supplement, the indenture will limit our ability to merge, consolidate, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, unless:

o	any successor corporation is a corporation organized under the laws of the United States or any state thereof;

o	the successor corporation expressly assumes all of our obligations under the applicable indenture and any debt securities issued under the indenture;

o	there is no event of default immediately after giving effect to the merger, consolidation or sale; and

o	certain other conditions are met.

Covenants

        Under the indenture, we will agree to:

o	maintain an office or agency as a place of payment;

o	pay the principal and interest on the debt securities of each series; and

o	deposit sufficient funds with any paying agent or trust, on and before the applicable due date, to satisfy any principal, interest or premium.

        As described in the prospectus supplement relating to any particular debt securities, the terms of such debt securities may contain covenants limiting:

o	the incurrence of debt by us or our subsidiaries;

o	the making of payments by us or our subsidiaries;

o	mergers, consolidations and similar transactions;

o	issuances of stock by our subsidiaries;

o	the sale or other conveyance of assets by us or our subsidiaries;

o	transactions between us and our affiliates; and

o	the imposition of any liens on our or our subsidiaries' assets.

Any additional covenants applicable to any particular series of debt securities will be described in a prospectus supplement.

Events of Default Under the Indenture

        Unless otherwise indicated in a prospectus supplement, the following will be events of default under the indenture with respect to any series of debt securities issued:

o	failure to pay interest when due, if the failure continues for 30 days;

o	failure to pay the principal or premium, if any, when due;

o	failure to observe or perform any other covenant contained in the applicable series of debt securities or the indenture, other than a covenant specifically relating to another series of debt securities, if the failure continues for 90 days after we receive notice of such failure from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series;

o	failure to make payment of any sinking fund installment, if the failure continues for 30 days; and

o	certain events of bankruptcy, insolvency or reorganization of us, but not of our subsidiaries.

A particular series of debt securities may include additional events of default or changes to the events of default described above. If any additional or different events of default apply to a particular series of debt securities, they will be described in the prospectus supplement relating to that series.

        If an event of default with respect to debt securities (other than a bankruptcy default) of any series occurs and is continuing, the indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice in writing to us, and to the indenture trustee if notice is given by those holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If a bankruptcy default occurs with respect to us, the principal of, premium, if any, and accrued interest on each series of debt securities issued under the indenture will become immediately due and payable without any declaration or other act of the trustee or the holders.

        The holders of a majority in principal amount of all outstanding debt securities may waive any default or event of default and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest.

        Any waiver will be deemed to cure the default or event of default to which the waiver relates.

        Subject to the terms of the indenture, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of all affected series, as a single class, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of the affected series, provided that:

o	it is not in conflict with any law or the indenture;

o	the trustee may take any other action deemed proper by it which is not inconsistent with the direction; and

o	subject to its duties under the Trust Indenture Act of 1939, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

        A holder of debt securities of any series will only have the right to institute a proceeding under the indenture or to appoint a receiver or another trustee, or to seek other remedies, if:

o	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

o	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request therefor, and the holders have offered indemnity reasonably satisfactory to the trustee to institute the proceedings as trustee; and

o	the trustee does not institute the proceeding and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal of, premium, if any, or interest on the debt securities.

Subordination of Subordinated Debt Securities

        The payment of the principal of, premium, if any, and interest on any series of subordinated debt securities we may issue under the indenture will rank junior in right of payment to the prior payment in full of all senior indebtedness, as defined in the indenture, to the extent described in the prospectus supplement accompanying such series.

Defeasance and Covenant Defeasance

        Unless the prospectus supplement describes otherwise, we will have two options to discharge our obligations under a series of debt securities before its maturity date. These options are known as “legal defeasance” and “covenant defeasance.” Legal defeasance means that we will be deemed to have paid the entire amount of the applicable series of debt securities and we will be released from all of our obligations relating to that series (except for certain obligations, such as registering transfers of the debt securities). Covenant defeasance means that as to the applicable series of debt securities, we will not have to comply with certain covenants as described in the indenture.

        To elect either legal defeasance or covenant defeasance for any series of debt securities, we must deposit with the trustee an amount of money and/or U.S. government obligations that will be sufficient to pay principal of, and interest and any premium or sinking fund payments on, the debt securities when those amounts are scheduled to be paid. In addition, we must provide a legal opinion stating that as a result of the legal defeasance or covenant defeasance holders will not be required to recognize income, gain or loss for federal income tax purposes and will be subject to federal income tax on the same amounts, in the same manner and at the same times as if the legal defeasance or covenant defeasance had not occurred. For legal defeasance, that opinion must be based on either an Internal Revenue Service ruling or a change in law since the date of the indenture. We must also meet other conditions, such as there being no events of default. The amount deposited with the trustee can be decreased at a later date if, in the opinion of a nationally recognized firm of independent public accountants, the deposits are greater than the amount then needed to pay principal of, and interest and any premium or sinking fund payments on, the debt securities when those amounts are scheduled to be paid.

        Our obligations relating to the debt securities will be reinstated if the trustee is unable to pay the debt securities with the deposits held in trust due to an order of any court or governmental authority. It is possible that a series of debt securities for which we elect covenant defeasance may later be declared immediately due in full because of an event of default (not relating to the covenants that were defeased). If that happens, we must pay the debt securities in full at that time using the deposits held in trust or other money.

Modification of Indenture; Waiver

        We and the trustee may, without the consent of any holders, change the terms of the indenture with respect to certain matters, including:

o	to cure any ambiguity, omission, defect or inconsistency in the indenture;

o	to change any provision if the change does not materially adversely affect the interests of any holder of debt securities of the applicable series;

o	to provide for the assumption, by a successor person or the acquiror of all or substantially all of our assets, of our obligations under the indenture and the debt securities issued under the indenture;

o	to provide for conversion rights in certain events;

o	to add any additional events of default;

o	to add to our covenants for the benefit of holders of debt securities of any series or to surrender any right or power conferred upon us; and

o	to comply with any requirement in connection with the qualification of an indenture under the Trust Indenture Act.

        In addition, under the indenture, we may change the rights of holders of a series of debt securities and the indenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, the following changes may only be made with the consent of each holder of any outstanding debt securities affected:

o	changing the stated maturity of the principal of, or any installment of interest on, any such series of debt securities;

o	reducing the principal amount, reducing the rate of or extending the time of payment for interest, or reducing any premium payable upon the redemption of any debt securities;

o	change the place or currency of payment of principal of, or premium, if any, or interest on, any debt securities; or

o	impair a holder's right to initiate suit for the enforcement of any payment on or with respect to any debt security.

        Also, any reduction in the percentage of principal amount of debt securities, the holders of which are required to consent to any amendment, modification or waiver under the indenture or a particular series of debt securities, will require the affirmative consent of at least the percentage of debt securities which would originally have been required to make such consent, modification or waiver effective.

Form, Exchange and Transfer

        Unless otherwise indicated in the applicable prospectus supplement, debt securities of each series will be issuable only in fully registered form without coupons and in denominations of $1,000 and integral multiples of $1,000. The indenture will provide that debt securities of a series may be issuable in temporary or permanent global form and may be issued as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to the series.

        The following provisions will apply to depositary arrangements. A global security to be deposited with or on behalf of a depositary will be registered in its name or the name of its nominee. The depositary will, upon deposit of the global security, credit the accounts of the institutions that have accounts with the depositary that have been designated by any applicable underwriters, agents or us.

        Beneficial interests in global securities will be limited to institutions that are depositary participants or persons that hold interests through them. Ownership and transfer of beneficial interests will be recorded in the books maintained by the depositary or its nominee. The laws of some jurisdictions require physical delivery of securities that might impair transfers of beneficial interests in a global security.

        The depositary or its nominee registered as the owner of such global security will be treated by us as the sole owner for all purposes under the indenture and the particular series of debt securities. Unless the prospectus supplement provides otherwise, each owner of a beneficial interest must rely on the procedures of the depositary and participants in the depositary, if applicable, to exercise its rights as a holder of an interest in a global security. We, the trustee, any paying agent and the registrar of debt securities will have no responsibility or liability for any aspect of the records relating to, or to record payments made on account of, beneficial ownership interests.

        If the depositary for any debt securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, individual debt securities of that series will be issued in exchange for the global security. In addition, we may, at any time and in our sole discretion, determine not to have any debt securities of a series represented by one or more global securities. In that event, individual debt securities of that series will be issued in exchange for the global security representing that series of debt securities. Unless we so specify with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of that series may not receive individual debt securities of that series in exchange for its beneficial interests.

        To the extent material and not otherwise described in this prospectus, the prospectus supplement will describe the method of payment of principal of, and interest and premium, if any, on, a global security. Payments of principal of, and premium, if any, and interest on, debt securities will be made to the registered depositary or its nominee.

        At the option of the holder, subject to the terms of the indenture and any limitations applicable to global securities described in the applicable prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same series, of like tenor and aggregate principal amount, in any authorized denomination.

        Subject to the terms of the indenture, and any limitations applicable to global securities described in the applicable prospectus supplement, debt securities duly endorsed or with the form of transfer endorsed thereon and duly executed if so required by us or the registrar, may be presented for exchange or for registration of transfer at the office of the registrar or at the office of any paying agent designated by us for that purpose. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. We have initially designated the trustee as registrar, and any additional registrars will be named in the applicable prospectus supplement. We may at any time designate additional registrars, rescind the designation of any office or approve a change in the office through which any registrar acts, except that we will be required to maintain a registrar in each place where the debt securities of each series may be presented for registration of transfer.

        If the debt securities of any series are to be redeemed, we will not be required to:

o	issue, register the transfer of or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of the debt securities that may be selected for redemption and ending at the close of business on the day of that mailing; or

o	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities being redeemed in part.

Regarding the Trustee

        The trustee, other than when an event of default with respect to a particular series of debt securities has occurred and is continuing, will undertake to perform only such duties as are specifically set forth in the indenture and, upon an event of default with respect to a particular series of debt securities, will be required to use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive indemnity reasonably satisfactory to it. The trustee provides banking and other services to us in the ordinary course of business, and it is a participant in certain of our debt arrangements and a trustee under certain of our pension plans.

Paying Agents and Payment

        Unless otherwise indicated in the applicable prospectus supplement, the payment of interest on any debt securities on any interest payment date will be made to the person in whose name such debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the payment of such interest.

        Principal of, premium, if any, and interest on the debt securities of a particular series will be payable at the office of the paying agents designated by us, except that unless otherwise indicated in the applicable prospectus supplement, premium, if any, and interest payments may be made by check mailed to the holder. Unless otherwise indicated in such prospectus supplement, the corporate trust office of the trustee in the City of New York will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

        All moneys paid by us to a paying agent or the trustee for the payment of the principal of, or premium, if any, or interest on, any debt securities which remains unclaimed at the end of two years after the principal, premium, if any, or interest has become due and payable will be repaid to us, and after that time the holder of the security may look only to us for payment of those amounts.

Governing Law

        The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase our common stock, preferred stock or debt securities. Warrants may be issued independently or together with other securities and may be attached to or separate from those securities. The following description of warrants that we may offer, together with the additional information included in any prospectus supplement, summarizes the material terms and provisions of the warrants. You should read the particular terms of the warrants that are offered by us, which will be described in more detail in the applicable prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below do not apply to the warrants being offered.

General

        The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, that will be described in the prospectus supplement relating to the warrants. A form of warrant agreement, including a form of warrant certificate representing the warrants, reflecting the alternative provisions that may be included in the warrant agreements to be entered into with respect to particular offerings of warrants, will be filed with the SEC in connection with the offering of warrants. As explained below, each warrant will entitle its holder to purchase securities at an exercise price set forth in, or determinable as set forth in, the applicable prospectus supplement.

Terms of the Warrants to be Described in the Prospectus Supplement

        The particular terms of each issue of warrants, the warrant agreement relating to the warrants and the warrant certificates representing warrants will be described in the applicable prospectus supplement. This description will include:

o	the title of the warrants;

o	the price or prices at which the warrants will be issued, if any;

o	the designation and terms of the common stock, preferred stock or debt securities for which the warrants are exercisable;

o	if applicable, the designation and terms of the other securities with which the warrants are issued, and the number of warrants issued with each share or unit of such other securities;

o	if applicable, the date on and after which the warrants and the other securities will be separately transferable;

o	the number of shares of common stock or preferred stock or the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the shares or debt securities may be purchased upon exercise;

o	anti-dilution provisions of the warrants, if any;

o	with respect to debt securities only, whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

o	if applicable, a discussion of any material federal income tax considerations; and

o	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants. Holders of warrants will not be entitled, solely by virtue of being holders, to vote, consent, receive dividends, receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter, or exercise any rights whatsoever as stockholders.

        If there is a consolidation, merger or sale or conveyance of substantially all of our property, the holder of each outstanding warrant will have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which that warrant was exercisable immediately prior to the consolidation, merger, sale or conveyance.

Exercise of Warrants

        Unless otherwise provided in the applicable prospectus supplement, each warrant will entitle the holder to purchase for cash the securities covered by the warrant at the exercise price that will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date specified in the applicable prospectus supplement. After the close of business on the expiration date or any later date to which the expiration date may be extended by us, unexercised warrants will become void.

        Warrants may be exercised as set forth in the prospectus supplement relating to the warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon exercise of the warrants to the person entitled to them. If fewer than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

Modifications

        The warrant agreement may be amended by us and the warrant agent, without the consent of the holder of any warrant certificate, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained in the warrant agreement, or making any provisions in regard to matters or questions arising under the warrant agreement that we may deem necessary or desirable; provided, that the amendment may not adversely affect the interest of the holders of warrant certificates in any material respect. We and the warrant agent also may modify or amend the warrant agreement and the terms of the warrants with the consent of the holders of not less than a majority in number of the then outstanding unexercised warrants affected. However, modifications or amendments that result in any of the following changes may be made only with the consent of each holder affected by the modification or amendment:

o	an increase in the exercise price of the warrants;

o	a shortening of the period of time during which the warrants may be exercised;

o	any material and adverse change that affects the exercise rights of the holders of the warrants; or

o	a reduction in the number of warrants whose holders must consent to the modification or amendment of the warrant agreement or the terms of the warrants. Merger, Consolidation, Sale or Other Dispositions

        Under the warrant agreement, we may consolidate with, or sell or convey all or substantially all of our assets to, or merge with or into, any other corporation. If at any time there is a merger, consolidation, sale, transfer, conveyance or other disposition of substantially all of our assets, the successor or assuming corporation will succeed to and be substituted for us, with the same effect as if it had been named in the warrant agreement and in the warrants. We will then be relieved of any further obligation under the warrant agreement or under the warrants.

Enforceability of Rights

        The warrant agent will act solely as our agent in connection with the issuance and exercise of warrants and will not assume any obligation or relationship of agency or trust for or with any holder of a warrant certificate or any owner of a beneficial interest in warrants. The holders of warrant certificates, without the consent of the warrant agent, the holder of any securities issued upon exercise of warrants or the holder of any other warrant certificates, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us suitable to enforce, or otherwise in respect of, their rights to exercise warrants evidenced by their warrant certificates.

Governing Law

        Except as may otherwise be provided in the applicable prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed by the laws of the State of New York.

SELLING STOCKHOLDER

        The selling stockholder may from time to time offer and sell pursuant to this prospectus and the applicable prospectus supplement up to an aggregate of 923,506 shares of our common stock. We originally issued and sold the 923,506 shares of our common stock covered by this prospectus to GC-Sun Holdings II, L.P. in connection with our acquisition of Kar Products in February 2003, a transaction exempted from the registration requirements of the Securities Act of 1933. The selling stockholder is not one of our officers or directors.

        The selling stockholder may sell, transfer or otherwise dispose of some or all of its shares of our common stock in transactions exempt from the registration requirements of the Securities Act of 1933. The selling stockholder may from time to time offer and sell any or all of its shares that are registered under this prospectus. Because the selling stockholder is not obligated to sell its shares, and because the selling stockholder may also acquire publicly traded shares of our common stock, we cannot estimate how many shares the selling stockholder will own after the offering.

        Pursuant to a registration rights agreement between the selling stockholder and us, all expenses incurred with respect to the registration of the common stock owned by the selling stockholder will be borne by us, but we will not be obligated to pay any underwriting fees, discounts or commissions in connection with the registration of such shares.

        The following table sets forth, with respect to the selling stockholder (i) the number of shares of common stock beneficially owned as of March 31, 2003 and prior to the offering contemplated hereby, (ii) the maximum number of shares of common stock which may be sold by the selling stockholder under this prospectus, and (iii) the number of shares of common stock which will be owned after the offering by the selling stockholder. The percentage of outstanding shares owned prior to the offering is based on 20,231,339 shares of common stock outstanding as of March 31, 2003.

	Prior to Offering			After Offering(1)
Name	Shares	Percent	Shares Offered	Shares	Percent
GC-Sun Holdings II, L.P.(2)	923,506	4.6%	923,506	0	0.0%
(1)	For purposes of this table, we have assumed that the selling stockholder will sell all shares covered by this prospectus.
(2)	GC-SUN Holdings II, L.P. is a Delaware limited partnership, the sole general partner of which is GC-SUN G.P. II, Inc., which is a wholly-owned subsidiary of GC-SUN Holdings, L.P. The sole general partner of GC-SUN Holdings, L.P. is GC-SUN G.P., Inc., a wholly-owned subsidiary of GC-SUN, Inc., which in turn is a wholly-owned subsidiary of GC-SUN Investors, L.L.C. Glencoe Capital, L.L.C. is the manager of GC-SUN Investors, L.L.C. Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, securities held by GC-SUN Holdings II, L.P. may be deemed to be beneficially owned by GC-SUN G.P. II, Inc., its sole general partner, and certain direct and indirect controlling entities thereof, including Glencoe Capital, L.L.C. Glencoe Capital, L.L.C. disclaims beneficial ownership of any such securities.

PLAN OF DISTRIBUTION

        We and/or the selling stockholder may sell securities to or through underwriters, and also may sell securities directly to other purchasers or through agents. Subject to the restrictions contained in the registration rights agreement, the selling stockholder may also sell or distribute some or all of its shares from time to time through dealers or brokers or other agents or directly to one or more purchasers in transactions (which may involve crosses and block transactions) on the New York Stock Exchange or other exchanges on which our common stock may be listed for trading, in privately negotiated transactions (including sales pursuant to pledges), in the over-the-counter market, in brokerage transactions, or in a combination of these transactions. Unless otherwise set forth in the prospectus supplement, the obligations of any underwriters to purchase the securities will be subject to conditions precedent and these underwriters will be obligated to purchase all the securities if any are purchased.

        The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated prices. The applicable prospectus supplement will describe the method of distribution of the securities.

        In connection with the sale of securities, underwriters, brokers, dealers or their agents may receive compensation from us and/or the selling stockholder or from purchasers of securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933. Any underwriter, dealer or agent that will participate in the distribution of the securities will be identified, and any compensation it will receive will be described, in the prospectus supplement.

        Under agreements which may be entered into by us and/or the selling stockholder, underwriters, dealers and agents who participate in the distribution of securities may be entitled to indemnification by us and/or the selling stockholder against some liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make relating to these liabilities. The selling stockholder will be indemnified by us against certain civil liabilities, including certain liabilities under the Securities Act of 1933. The selling stockholder will indemnify us against certain civil liabilities, including certain liabilities under the Securities Act of 1933. Any agreement in which we and/or the selling stockholder agree to indemnify underwriters, dealers and agents against civil liabilities will be described in the relevant prospectus supplement.

        If so indicated in the prospectus supplement, we and/or the selling stockholder will authorize dealers or other persons acting as an agent to solicit offers by some institutions to purchase securities from us and/or the selling stockholder pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and others.

VALIDITY OF SECURITIES

        Except as may be set forth in an applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Nixon Peabody LLP, Rochester, New York.

EXPERTS

        The consolidated financial statements of Barnes Group Inc. as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 incorporated in this prospectus by reference to the Barnes Group Inc. Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the expenses, other than the underwriting discounts and commissions, paid or payable by the registrant in connection with the distribution of the securities being registered. All amounts are estimates except the SEC registration fee.

SEC Registration Fee
Printing Costs
Legal Fees and Expenses
Accounting Fees and Expenses
Listing Fees and Expenses
Transfer Agent, Registrar, Trustee and Warrant Agent Fees
Blue Sky Fees and Expenses
Miscellaneous
Total	$ 13,693 50,000 200,000 75,000 42,500 15,000 5,000 23,537 $ 425,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Article IV of the registrant’s By-Laws states that the registrant shall indemnify and hold harmless its directors and officers to the fullest extent permitted by the laws of the State of Delaware. The registrant has also entered into an indemnification agreement with each of its directors and executive officers. Such agreement provides that the registrant shall indemnify, and advance expenses, to the indemnified person to the fullest extent permitted by applicable law in effect on the date of such agreement and to such greater extent as thereafter permitted by law. The agreement is governed by Delaware law. Such rights to indemnification and expense advancement are provided when the indemnified person is, or is threatened to be made, a party to certain proceedings or is a witness in such proceedings because of his or her role as a director or officer of the registrant. The indemnification agreement remains in effect for 10 years after the indemnified person ceases to be an officer or director of the registrant, or until final termination of all proceedings in which he or she is protected under the agreement, whichever is later.

        Section 145 of the Delaware Corporation Law provides, in general, for the indemnification of any director or officer who was, is, or is threatened to be made a party in any action, suit or proceeding (other than an action by or in the right of the registrant). In general, each director and officer is indemnified against losses by reason of his or her being an officer or director of the registrant provided that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The directors and officers of the registrant are covered by a policy of insurance under which they are insured, within limits and subject to certain limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, in which they are parties by reason of being or having been directors or officers, including actions, suits or proceedings arising out of any actual or alleged error, misstatement, misleading statement, act or omission, or neglect or breach of duty. The registrant is similarly insured, under such policy, with respect to certain payments it might be required to make to its directors or officers in accordance with applicable law and its By-law provisions relating to indemnification.

        Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any breach of a director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends, stock purchases or redemptions of shares, or (iv) for any transaction from which the director derives an improper personal benefit. The registrant’s Restated Certificate of Incorporation includes such a provision.

ITEM 16. EXHIBITS

Exhibit Number		Description of Exhibit
1.1	*	Form of underwriting agreement
4.1		Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the registrant's report on Form 10-K for the year ended December 31, 1997)
4.2		Amended and Restated By-Laws (incorporated by reference to Exhibit 3.2 to the registrant's report on Form 10-K for the year ended December 31, 1998)
4.3	**	Form of certificate for common stock
4.4	*	Form of certificate for preferred stock
4.5	*	Certificate of designation defining the terms of preferred stock
4.6	**	Form of Indenture relating to debt securities
4.7	*	Form of Supplemental Indenture or other document defining the terms of debt securities
4.8	*	Form of debt securities
4.9	*	Form of Warrant Agreement for common stock or preferred stock
4.10	*	Form of Warrant Agreement for debt securities
4.11	*	Form of Warrant Certificate for common stock or preferred stock (to be included in Exhibit 4.9)
4.12	*	Form of Warrant Certificate for debt securities (to be included in Exhibit 4.10)
4.13		Registration Rights Agreement dated as of February 6, 2003 by and between Barnes Group Inc. and GC-Sun Holdings II, L.P. (incorporated by reference to Exhibit 4.1 to the registrant's Form 8-K filed with the SEC on February 20, 2003)
4.14	**	Letter Agreement dated as of March 31, 2003 by and between Barnes Group Inc. and GC-Sun Holdings II, L.P.
5.1	**	Opinion of Nixon Peabody LLP
12.1	**	Statement regarding computation of ratio of earnings to fixed charges
23.1	**	Consent of Nixon Peabody LLP (included in Exhibit 5.1)
23.2	**	Consent of PricewaterhouseCoopers LLP, independent accountants
24.1		Power of Attorney (included on the signature page hereto)
25.1	**	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the trustee under the indenture relating to the debt securities

*	To be filed either by amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and incorporated herein by reference
**	Filed herewith

ITEM 17.           UNDERTAKINGS

The undersigned registrant hereby undertakes:

        (1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

However, paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment thereby is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

        (2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)      That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of a registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim against a registrant for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered herein, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (6)       That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (7)      That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bristol, State of Connecticut, on the 1st day of April, 2003.

BARNES GROUP INC.
By:	/s/ Edmund M. Carpenter Edmund M. Carpenter, President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William C. Denninger and Signe S. Gates, and each or either of them, his or her true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Edmund M. Carpenter Edmund M. Carpenter	Director, President and Chief Executive Officer (Principal Executive Officer)	April 1, 2003
/s/ Francis C. Boyle, Jr. Francis C. Boyle, Jr.	Senior Vice President,Finance and Chief Financial Officer (Principal Financial Officer)	April 1, 2003
/s/ William C. Denninger William C. Denninger	Vice President, Controller (Principal Accounting Officer)	April 1, 2003
/s/ John W. Alden, John W. Alden	Director	April 1, 2003
/s/ Thomas O. Barnes Thomas O. Barnes	Director	April 1, 2003
/s/ Gary G. Benanav Gary G. Benanav	Director	April 1, 2003
/s/ William S. Bristow, Jr. William S. Bristow, Jr.	Director	April 1, 2003
/s/ George T. Carpenter George T. Carpenter	Director	April 1, 2003
/s/ Donald W. Griffin Donald W. Griffin	Director	April 1, 2003
/s/ Frank E. Grzelecki Frank E. Grzelecki	Director	April 1, 2003
/s/ Mylle H. Mangum Mylle H. Mangum	Director	April 1, 2003
/s/ G. Jackson Ratcliffe, Jr. G. Jackson Ratcliffe, Jr.	Director	April 1, 2003

EXHIBIT INDEX

Exhibit Number		Description of Exhibit
1.1	*	Form of underwriting agreement
4.1		Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the registrant's report on Form 10-K for the year ended December 31, 1997)
4.2		Amended and Restated By-Laws (incorporated by reference to Exhibit 3.2 to the registrant's report on Form 10-K for the year ended December 31, 1998)
4.3	**	Form of certificate for common stock
4.4	*	Form of certificate for preferred stock
4.5	*	Certificate of designation defining the terms of preferred stock
4.6	**	Form of Indenture relating to debt securities
4.7	*	Form of Supplemental Indenture or other document defining the terms of debt securities
4.8	*	Form of debt securities
4.9	*	Form of Warrant Agreement for common stock or preferred stock
4.10	*	Form of Warrant Agreement for debt securities
4.11	*	Form of Warrant Certificate for common stock or preferred stock (to be included in Exhibit 4.9)
4.12	*	Form of Warrant Certificate for debt securities (to be included in Exhibit 4.10)
4.13		Registration Rights Agreement dated as of February 6, 2003 by and between Barnes Group Inc. and GC-Sun Holdings II, L.P. (incorporated by reference to Exhibit 4.1 to the registrant's Form 8-K filed with the SEC on February 20, 2003)
4.14	**	Letter Agreement dated as of March 31, 2003 by and between Barnes Group Inc. and GC-Sun Holdings II, L.P.
5.1	**	Opinion of Nixon Peabody LLP
12.1	**	Statement regarding computation of ratio of earnings to fixed charges
23.1	**	Consent of Nixon Peabody LLP (included in Exhibit 5.1)
23.2	**	Consent of PricewaterhouseCoopers LLP, independent accountants
24.1		Power of Attorney (included on the signature page hereto)
25.1	**	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the trustee under the indenture relating to the debt securities
*	To be filed either by amendment or as an exhibit to a report filed under the Exchange Act, and incorporated herein by reference
**	Filed herewith